EXHIBIT 4.1

DESCRIPTION OF SECURITIES

The following description of the material terms of the securities of Medicus Pharma Ltd. ("we," "us," "our," the "Company" and "Medicus") includes a summary of specified provisions of the articles of incorporation (the "Articles") and the by-laws (the "Bylaws") of the Company. This description is qualified by reference to the Articles and the Bylaws, copies of which have been filed with the SEC as exhibits to the Annual Report on Form 10-K of which this description is a part.

Authorized Capital

The Company's authorized capital consists of an unlimited number of common shares and an unlimited number of preferred shares. The following is a summary of the rights, privileges, restrictions and conditions attached to the common shares and the preferred shares as set forth in the Articles and the Bylaws and certain related sections of the Business Corporations Act (Ontario), as now enacted or as the same may from time to time be amended, re-enacted or replaced (the "OBCA"), but does not purport to be complete. Reference should be made to the constating documents of the Company and the full text of their provisions for a complete description thereof.

Common Shares

The Company is authorized to issue an unlimited number of common shares. As of March 18, 2025, there were 13,414,801 common shares issued and outstanding.

The holders of the common shares are entitled to receive notice of and attend any meeting of the shareholders of the Company and are entitled to one vote for each common share held. Shareholders are entitled to receive dividends, if, as and when declared by the board of directors of the Company and to receive a proportionate share, on a per share basis, of the assets of the Company available for distribution in the event of a liquidation, dissolution or winding-up of the Company.

Provisions as to the modification, amendment or variation of the rights attached to the common shares are contained in the Bylaws.

Preferred Shares

The Company is authorized to issue an unlimited number of preferred shares, of which no preferred shares are issued and outstanding as of the date of this annual report.

Dividends

The holders of the preferred shares are entitled to receive dividends if, as and when declared by the board of directors of the Company out of the assets of the Company properly applicable to the payment of dividends in such amounts and payable in such manner as the board of directors may from time to time determine. Subject to the rights of the holders of any other class of shares of the Company entitled to receive dividends in priority to or ratably with the holders of the preferred shares, the board of directors may in their sole discretion declare dividends on the preferred shares to the exclusion of any other class of shares of the Company.

Participation

In the event of the liquidation, dissolution or winding-up of the Company or other distribution of assets of the Company among its shareholders for the purpose of winding-up its affairs, the holders of the preferred shares shall be entitled to receive from the assets of the Company a sum equivalent to the aggregate Redemption Amount (as defined below) of all preferred shares held by them respectively before any amount shall be paid or any assets of the Company distributed to the holders of common shares or shares of any other class ranking junior to the preferred shares. After payment to the holders of the preferred shares of the amount so payable to them as above provided they shall not be entitled to share in any further distribution of the assets of the Company.

Redemption Holder

A holder of preferred shares is entitled to require the Company to redeem, subject to the requirements of the OBCA, at any time or times all or any of the preferred shares held by such holder by tendering to the Company at its registered office a share certificate or certificates representing the preferred shares which the holder desires to have the Company redeem together with a request in writing specifying (i) that the holder desires to have the preferred shares represented by such certificate or certificates redeemed by the Company and, if part only of the shares represented by such certificate or certificates is to be redeemed, the number thereof so to be redeemed and (ii) the business day (the "Redemption Date") on which the holder desires to have the Company redeem such preferred shares. The Redemption Date shall be not less than 30 days after the day on which the request in writing is given to the Company. Upon receipt of a share certificate or certificates representing the preferred shares which the holder desires to have the Company redeem together with such a request the Company shall on the Redemption Date redeem such preferred shares by paying to such holder an amount for each such preferred share being redeemed equal to the Redemption Amount. Such payment shall be made by cheque payable at par at any branch of the Company's bankers for the time being in Canada. If a part only of the shares represented by any certificate by redeemed a new certificate for the balance shall be issued at the expense of the Company. The said preferred shares shall be redeemed on the Redemption Date and from and after the Redemption Date the holder of such shares shall cease to be entitled to dividends and shall not be entitled to exercise any of the rights of a holder of preferred shares in respect thereof unless payment of the Redemption Amount is not made on the Redemption Date, in which event the rights of the holder of the said preferred shares shall remain unaffected.

Redemption Company

The Company may, upon giving notice to holders of preferred shares, redeem at any time the whole or from time to time any part of the then outstanding preferred shares on payment of an amount for each share to be redeemed equal to the amount paid up thereon plus all declared and unpaid dividends thereon, the whole constituting and being herein referred to as the "Redemption Amount."

Voting

The holders of the preferred shares shall not be entitled to receive notice of or to attend any meeting of the shareholders of the Company and shall not be entitled to vote at any such meeting. The holders of the preferred shares shall, however, be entitled to notice of meetings of the shareholders called for the purpose of authorizing the dissolution of the Company or the sale, lease or exchange of all or substantially all the property of the Company other than in the ordinary course of business of the Company under subsection 184(3) of the OBCA, as now enacted or as the same may from time to time be amended, re-enacted or replaced.

Certain Important Provisions of the Articles and the Bylaws and the OBCA

The following is a summary of certain important provisions of the Articles and the Bylaws and certain related sections of the OBCA. Please note that this is only a summary and is not intended to be exhaustive. This summary is subject to, and is qualified in its entirety by reference to, the provisions of the Articles and the Bylaws and the OBCA.

Objects and Purposes of the Company

Our Articles do not contain and are not required to contain a description of our objects and purposes. There is no restriction contained in our Articles on the business that we may carry on.

Voting on Certain Proposal, Arrangement, Contract or Compensation by Directors

Other than as disclosed below, neither our Articles nor our Bylaws restrict our directors' power to: (a) vote on a proposal, arrangement or contract in which the directors are materially interested; or (b) to vote with regard to compensation payable to themselves or any other members of their body in the absence of an independent quorum.

Our Bylaws provide that a director who: (a) is a party to; or (b) is a director or an officer of, or has a material interest in, any person who is a party to; a material contract or transaction or proposed material contract or transaction with us shall disclose the nature and extent of such director's interest at the time and in the manner provided by the OBCA. Any such contract or transaction or proposed material contract or transaction shall be referred to our board of directors or shareholders for approval in accordance with the OBCA even if such contract or proposed material contract or transaction is one that in the ordinary course of our business would not require approval by our board of directors or shareholders, and a director interested in a contract or transaction so referred to our board of directors shall not attend any part of a meeting of our board of directors during which the contract or transaction is discussed and shall not vote on any resolution to approve such contract or transaction except as provided by the OBCA.

Subject to our Articles and any unanimous shareholder agreement, our directors shall be paid such remuneration for their services as our board of directors may from time to time determine. Our directors shall also be entitled to be reimbursed for travelling and other expenses properly incurred by them in attending meetings of our board of directors or any committee thereof. Nothing in our Bylaws shall preclude any director from serving the Company in any other capacity and receiving remuneration therefor in that capacity.

The OBCA provides that a director who: (a) is a party to a material contract or transaction or proposed material contract or transaction with the Company; or (b) is a director or an officer of, or has a material interest in, any person who is a party to a material contract or transaction or proposed material contract or transaction with the Company, shall not attend any part of a meeting of directors during which the contract or transaction is discussed and shall not vote on any resolution to approve the contract or transaction unless the contract or transaction is one: (i) relating primarily to such director's remuneration as a director of the Company or one of our affiliates; (ii) for indemnity or insurance for the benefit of such director in his or her capacity as a director; or (iii) with one of our affiliates.

Where a material contract is made or a material transaction is entered into between us and a director of the Company, or between us and another person of which a director of the Company is a director or officer or in which he or she has a material interest: (a) the director is not accountable to us or our shareholders for any profit or gain realized from the contract or transaction; and (b) the contract or transaction is neither void nor voidable, by reason only of that relationship or by reason only that the director is present at or is counted to determine the presence of a quorum at the meeting of directors that authorized the contract or transaction, if the director disclosed his or her interest in accordance with the OBCA and the contract or transaction was reasonable and fair to us at the time it was approved.

Borrowing Powers of Directors

Our Bylaws provide that, if authorized by our directors, we may, subject to our Articles: (i) borrow money upon our credit; (ii) issue, reissue, sell, pledge or hypothecate bonds, debentures, notes or other evidences of indebtedness of the Company, whether secured or unsecured; (iii) give a guarantee on behalf of the Company to secure performance of any present or future indebtedness, liability or obligation of any person; and (iv) mortgage, hypothecate, pledge or otherwise create a security interest in all or any currently owned or subsequently acquired real or personal, movable or immovable, property of the Company including book debts, rights, powers, franchises and undertakings, to secure any such bonds, debentures, notes or other evidences of indebtedness or guarantee or any other present or future indebtedness, liability or obligation of the Company.

Amendment to the borrowing powers described above requires an amendment to the Articles and the Bylaws. Our Bylaws do not contain any provisions in connection with amending the Bylaws. The OBCA provides that our board of directors may by resolution, make, amend or repeal any Bylaws that regulate our business or affairs and that our board of directors shall submit such Bylaws, amendment or repeal to our shareholders at the next meeting of shareholders and the shareholders may confirm, reject or amend the Bylaw, amendment or repeal.

Qualifications of Directors

Under our Bylaws and the OBCA, the following persons are disqualified from being a director of the Company: (i) a person who is less than 18 years of age; (ii) a person who has been found under the Substitute Decisions Act, 1992 or under the Mental Health Act to be incapable of managing property or who has been found to be incapable by a court in Canada or elsewhere; (iii) a person who is not an individual; and (iv) a person who has the status of a bankrupt. Subject to our Articles, a director is not required to be a shareholder of the Company. At least 25% of our directors must be resident Canadian and if we have less than four directors, at least one director must be a resident Canadian.

Procedures to Change the Rights of Shareholders

The rights, privileges, restrictions and conditions attaching to our shares are contained in our Articles and such rights, privileges, restrictions and conditions may be changed by amending our Articles. In order to amend our Articles, the OBCA requires a resolution to be passed by a majority of not less than two-thirds of the votes cast by the shareholders entitled to vote thereon. In addition, if we resolve to make particular types of amendments to our Articles, a holder of our shares may dissent with regard to such resolution and, if such shareholder so elects, we would have to pay such shareholder the fair value of the shares held by the shareholder in respect of which the shareholder dissents, determined as of the close of business on the day before the resolution was adopted. The types of amendments that would be subject to dissent rights include without limitation: (i) to add, remove or change restrictions on the issue, transfer or ownership of shares of a class or series of our shares; (ii) to add, remove or change any restriction upon the business that we may carry on or upon the powers that we may exercise; (iii) to amalgamate with another corporation in accordance with the OBCA; (iv) to continue under the laws of another jurisdiction in accordance with the OBCA; and (v) to sell, lease or exchange all or substantially all of our property other than in the ordinary course of our business in accordance with the OBCA.

Meetings

Each director holds office until our next annual meeting or until his office is earlier vacated in accordance with our Articles, Bylaws or with the provisions of the OBCA. A director appointed or elected to fill a vacancy on our board also holds office until our next annual meeting.

Annual meetings of our shareholders must be held at such time in each year not more than 15 months after the last annual meeting, as our board of directors may determine. Notice of the time and place of a meeting of shareholders must be sent not less than twenty-one days and not more than fifty days, before the meeting.

Meetings of our shareholders shall be held at our registered office or, if our board of directors shall so determine, at some other place in Ontario or, at some place outside Ontario if all the shareholders entitled to vote at the meeting so agree.

Our Board, the Chair of our Board or our CEO shall have the power to call a special meeting of our shareholders at any time.

The OBCA provides that our shareholders may requisition a special meeting in accordance with the OBCA. The OBCA provides that the holders of not less than five percent of our issued shares that carry the right to vote at a meeting sought to be held may requisition our directors to call a special meeting of shareholders for the purposes stated in the requisition.

The quorum for the transaction of business at any meeting of our shareholders will not be less than 33 1/3 of the outstanding common shares.

Limitations on Ownership of Securities

Except as provided in the Investment Canada Act (Canada), there are no limitations specific to the rights of non-Canadians to hold or vote our shares under the laws of Canada or Ontario, or in our charter documents.

Change in Control

There are no provisions in our Articles or Bylaws that would have the effect of delaying, deferring or preventing a change in control of the Company, and that would operate only with respect to a merger, acquisition or corporate restructuring involving the Company or our subsidiaries.

Ownership Threshold

Neither the Articles nor the Bylaws contain any provisions governing the ownership threshold above which shareholder ownership must be disclosed. In addition, securities legislation in Canada requires that we disclose in our proxy information circular for our annual meeting and certain other disclosure documents filed by us under such legislation, holders who beneficially own more than 10% of our issued and outstanding shares.

U.S. federal securities laws require us to disclose, in our Annual Reports on Form 10-K, holders who own 5% or more of our issued and outstanding voting shares.

Transfer Agent and Registrar

Our registrar and transfer agent for the common shares is Odyssey Trust Company, 702 - 67 Yonge Street, Toronto, Ontario, M5E 1J8, Canada, telephone: 1-888-290-1175 or 2155 Woodlane Drive, Suite 100, Woodbury, MN 55125, telephone: 1-888-290-1175.

Public Warrants

 As of March 18, 2025, we had 1,115,500 Public Warrants outstanding. Each Public Warrant is exercisable for one common share at an exercise price of $4.64 per share. The Public Warrants were issued on November 15, 2024 in connection with our U.S. initial public offering and are exercisable at any time up for a period of five years following the date of issuance, expiring on or prior to 5:00 pm EST on November 15, 2029.

The number of Public Warrants outstanding, and the exercise price of those securities, will be adjusted proportionately in the event of a consolidation or share split of our common shares, a recapitalization or reclassification of our common shares, payment of dividends or distributions in common shares to our common share holders, or similar transactions. In the event that the Company effects a rights offering to its common share holders or a pro rata distribution of its assets among its common share holders, then the holders of the Public Warrants will have the right to participate in such distribution and rights offering to the extent of their pro rata share of the Company's outstanding common shares assuming they owned the number of common shares issuable upon the exercise of their Public Warrants. In the event of a "Fundamental Transaction" by the Company, such as a merger or consolidation of it with another company, the sale or other disposition of all or substantially all of the Company's assets in one or a series of related transactions, a purchase offer, tender offer or exchange offer, or any reclassification, reorganization or recapitalization of the common shares, then the Public Warrant holders will have the right to receive, for each common share issuable upon the exercise of a Public Warrant, at the option of the holder, the number of common shares of the successor or acquiring corporation or of the Company, if it is the surviving corporation, and any additional consideration payable as a result of the Fundamental Transaction, that would have been issued or conveyed to the warrant holder had the holder exercised the warrant immediately preceding the closing of the Fundamental Transaction.

The Company will promptly notify the Public Warrant holders in writing of any adjustment to the exercise price or to the number of the outstanding Public Warrants, declaration of a dividend or other distribution, a special non-recurring cash dividend on or a redemption of the common shares, the authorization of a rights offering, the approval of the share holders required for any proposed reclassification of the common shares, a consolidation or merger by the Company, sale of all or substantially all of the assets of the Company, any compulsory share exchange, or the authorization of any voluntary or involuntary dissolution, liquidation, or winding up of the Company.

If at the time of exercise there is no effective registration statement registering, or the prospectus contained therein is not available for the issuance of the underlying shares to the holder, in lieu of making the cash payment otherwise contemplated to be made to us upon such exercise in payment of the aggregate exercise price, the holder may elect instead to receive upon such exercise (either in whole or in part) the net number of common shares determined according to a formula set forth in the full text of the Public Warrant.

No fractional shares or scrip representing fractional shares shall be issued upon the exercise of the Public Warrants. As to any fraction of a share which the holder would otherwise be entitled to purchase upon such exercise, we shall, at our election, either pay a cash adjustment in respect of such fraction in an amount equal to such fraction multiplied by the exercise price of the Public Warrants or round the number of shares to be received by the holder up to the next whole number.

The Public Warrants are issued in registered form under a Warrant Agent Agreement between Odyssey Transfer and Trust Company ("Warrant Agent") and the Company. The Public Warrants were initially be represented only by one or more global warrants deposited with the Warrant Agent, as custodian on behalf of The Depository Trust Company (DTC) and registered in the name of Cede & Co., a nominee of DTC, or as otherwise directed by DTC.

The Public Warrants contain a contractual provision stating that all questions concerning the construction, validity, enforcement and interpretation of the Public Warrants are governed by and construed and enforced in accordance with the internal laws of the State of New York, without regard to the principles of conflicts of law.

This summary of the warrants is not complete, and is qualified in its entirety by, the full text of the Public Warrant and Warrant Agency Agreement, copies of which have been filed with the SEC and are included as exhibits to our Annual Report on Form 10-K.

2030 Warrants

As of March 18, 2025, we had 1,487,760 2030 Warrants outstanding. Each 2030 Warrant is exercisable for one common share at an exercise price of $2.80 per share. The 2030 Warrants were issued on March 10, 2025 in connection with our Regulation A offering and are exercisable at any time up for a period of five years following the date of issuance, expiring on or prior to 5:00 pm EST on March 10, 2030.

The number of 2030 Warrants outstanding, and the exercise price of those securities, will be adjusted proportionately in the event of a consolidation or share split of our common shares, a recapitalization or reclassification of our common shares, payment of dividends or distributions in common shares to our common share holders, or similar transactions. In the event that the Company effects a rights offering to its common share holders or a pro rata distribution of its assets among its common share holders, then the holders of the 2030 Warrants will have the right to participate in such distribution and rights offering to the extent of their pro rata share of the Company's outstanding common shares assuming they owned the number of common shares issuable upon the exercise of their 2030 Warrants. In the event of a "Fundamental Transaction" by the Company, such as a merger or consolidation of it with another company, the sale or other disposition of all or substantially all of the Company's assets in one or a series of related transactions, a purchase offer, tender offer or exchange offer, or any reclassification, reorganization or recapitalization of the common shares, then the 2030 Warrant holders will have the right to receive, for each common share issuable upon the exercise of a 2030 Warrants, at the option of the holder, the number of common shares of the successor or acquiring corporation or of the Company, if it is the surviving corporation, and any additional consideration payable as a result of the Fundamental Transaction, that would have been issued or conveyed to the 2030 Warrant holder had the 2030 Warrant holder exercised the 2030 Warrant immediately preceding the closing of the Fundamental Transaction.

The Company will promptly notify the 2030 Warrant holders in writing of any adjustment to the exercise price or to the number of the outstanding 2030 Warrants, declaration of a dividend or other distribution, a special non-recurring cash dividend on or a redemption of the common shares, the authorization of a rights offering, the approval of the share holders required for any proposed reclassification of the common shares, a consolidation or merger by the Company, sale of all or substantially all of the assets of the Company, any compulsory share exchange, or the authorization of any voluntary or involuntary dissolution, liquidation, or winding up of the Company.

If at the time of exercise there is no qualified offering statement or effective registration statement, or the offering circular or prospectus, as applicable, contained therein is not available for the issuance of the underlying shares to the holder, in lieu of making the cash payment otherwise contemplated to be made to us upon such exercise in payment of the aggregate exercise price, the holder may elect instead to receive upon such exercise (either in whole or in part) the net number of common shares determined according to a formula set forth in the full text of the 2030 Warrant.

No fractional shares or scrip representing fractional shares shall be issued upon the exercise of the 2030 Warrants. As to any fraction of a share which the holder would otherwise be entitled to purchase upon such exercise, we shall, at our election, either pay a cash adjustment in respect of such fraction in an amount equal to such fraction multiplied by the exercise price of the 2030 Warrants or round the number of shares to be received by the holder up to the next whole number.

The 2030 Warrants will contain a contractual provision stating that all questions concerning the construction, validity, enforcement and interpretation of the 2030 Warrants are governed by and construed and enforced in accordance with the internal laws of the State of New York, without regard to the principles of conflicts of law.

This summary of the 2030 Warrants is not complete, and is qualified in its entirety by, the full text of the 2030 Warrants and Warrant Agency Agreement in respect of the 2030 Warrants, copies of which have been filed with the SEC as exhibits to this annual report and incorporated herein by reference.